Exhibit 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Announces $40 Million Credit Agreement and Updates Operations

OCTOBER 22, 2010 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE Amex: MCF) announced today that it has completed the arrangement of a $40 million Hydrocarbon Borrowing Base secured revolving credit agreement with Amegy Bank (the “Credit Agreement”). The Credit Agreement will be available to fund the Company’s offshore Gulf of Mexico exploration and development activities, as well as repurchase shares of common stock, pay dividends, and to fund working capital as needed. Borrowings under the Credit Agreement bear interest at LIBOR plus 2.5%, subject to a LIBOR floor of 0.75%. The principal is due October 1, 2014, and may be prepaid at any time with no prepayment penalty. An arrangement fee of 0.75%, or $300,000, was paid in connection with the facility and a commitment fee of 0.375% will be paid on unused borrowing capacity.

We are drilling ahead on our Galveston Area 277L prospect (His Dudeness), and have submitted an exploration permit with the Bureau of Ocean Energy Management, Regulation and Enforcement (BOEMRE) to drill our next wildcat exploration well in the Gulf of Mexico. We hope to be approved to drill Vermillion Island 170 (Swimmy) prior to December 31, 2010.

Our offshore production is currently approximately 89 million cubic feet equivalent per day (“Mmcfed”), net to Contango, while our onshore production is currently approximately 11 Mmcfed, net to Contango. As of October 21, 2010, we had no debt, approximately $60 million in net cash and cash equivalents and $40 million of unused borrowing capacity.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said, “We are very pleased to be with Amegy Bank and reunited with bankers we’ve known for 20 years. All is going well with our business - except for the price of natural gas. Our industry is cyclical and in my view, the price pain throughout the industry is now palpable, and natural gas focused rigs are now going to be laid down. I believe it is up from here – but it could easily be another 6 – 12 months or longer before we see enough supply fall off to begin moving prices north of $5.00/Mcf which is what I think the industry needs to earn for a 10% rate of return.”

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com